Exhibit 99.1

Contacts:

Patrick Machado	Anne Bowdidge
Chief Business & Financial Officer	Sr. Director, Investor Relations
(415) 829-4101	(650) 218-6900

MEDIVATION REPORTS FIRST QUARTER FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

—$75.4 Million in First Quarter Net Sales —

— Conference Call Today at 4:30 p.m. Eastern Time —

San Francisco, CA – May 9, 2013 – Medivation, Inc. (Nasdaq: MDVN) today provided a corporate update and reported its financial results for the first quarter ended March 31, 2013. Net sales of XTANDI® (enzalutamide) capsules for the quarter, as reported by Astellas Pharma Inc., were $75.4 million, an increase of $18.0 million over the prior quarter. XTANDI was approved by the U.S. Food and Drug Administration on August 31, 2012 and was available for shipment on September 13, 2012.

“We are pleased with the positive market response to XTANDI in the first quarter of 2013, which provides a strong start to the year as we look forward to the potential approval and launch of enzalutamide in Europe and other markets for post-chemotherapy metastatic castration-resistant prostate cancer patients, the results from the planned interim analysis for the PREVAIL trial in pre-chemotherapy metastatic castration-resistant prostate cancer patients, which if positive, could potentially support a new indication for XTANDI, and the initiation of a Phase 3 trial in non-metastatic patients with castration-resistant prostate cancer,” said David Hung, M.D., president and chief executive officer of Medivation, Inc. “The expertise of our three new board members will be extremely valuable as we further scale our organization to fully capture both existing and future opportunities to transform the treatment of patients with serious illness.”

Recent Developments

XTANDI® (enzalutamide) capsules

•

Net sales of XTANDI in the U.S. were $75.4 million in the first quarter of 2013, which included a favorable gross-to-net adjustment taken by Astellas of $4.4 million relating to prior quarters. Medivation and Astellas are jointly responsible for commercialization and development of XTANDI in the U.S. and share equally in the costs (subject to certain exceptions), profits and losses arising from U.S. development and commercialization of XTANDI.

•

Received a positive opinion on April 25, 2013 from the European Medicines Agency’s Committee for Medicinal Products for Human Use, recommending European Commission approval for XTANDI (enzalutamide) capsules for the treatment of adult men with metastatic castration-resistant prostate cancer whose disease has progressed on or after docetaxel therapy. Marketing applications for XTANDI have also been submitted in Switzerland, South Korea, Canada and Brazil for the same indication.

Enzalutamide Clinical Development Program

•

Exceeded the protocol-specified number of radiographic progression-free survival (PFS) events for the final analysis of the Phase 3 PREVAIL trial, and plan on conducting an interim overall survival (OS) analysis in 2013. The PREVAIL trial is evaluating enzalutamide versus placebo in 1,717 men with metastatic castration-resistant prostate cancer (mCRPC) who have not yet received chemotherapy. The co-primary endpoints in this trial are OS and PFS. Enrollment in this trial was completed in May 2012.

•	Presented data related to enzalutamide at the American Society of Clinical Oncology 2013 Genitourinary Cancers Symposium in February 2013. Selected abstracts included:

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Post-hoc analysis of the Phase 3 AFFIRM trial evaluating the survival impact of baseline corticosteroid (CS) use in men, which showed that concomitant CS use was associated with reduced OS (median of 12.8 months in the CS group vs. median not met in the no CS group) and higher rates of grade 3-4 adverse events (63.3% in the CS group vs. 34.4% in the no CS group) in this population. The three most common side effects observed more frequently in XTANDI-treated patients as compared with placebo-treated patients were fatigue, diarrhea and hot flush.

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Results from a Phase 2 trial in 67 men with advanced prostate cancer who had not received any previous hormonal therapies. The primary endpoint was PSA (prostate specific antigen) response, defined as a reduction in PSA levels of at least 80%, after 25 weeks of treatment. In this study, 93% of men experienced a PSA response, with the median response being a PSA reduction of 99.6%. Frequent treatment-emergent adverse events were mostly Grade 1 or 2 and included gynecomastia (36%), fatigue (34%), nipple pain (19%), and hot flush (18%).

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Continued patient enrollment in two trials comparing enzalutamide’s effects on PFS when compared head-to-head versus bicalutamide, the most commonly used anti-androgen, in men who have progressed following medical castration with LHRH analog therapy or surgical castration. TERRAIN is enrolling approximately 370 men with metastatic disease primarily in Europe; STRIVE is enrolling approximately 400 men with either metastatic or non-metastatic disease primarily in the U.S.

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Continued patient enrollment in an open-label Phase 1 study in patients with breast cancer. The study is designed to evaluate the safety and tolerability of enzalutamide in breast cancer patients who have failed prior hormonal therapy.

Corporate Developments

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Elected Kathryn E. Falberg, Dawn Graham and Wendy L. Yarno to the Medivation Board of Directors. Ms. Falberg currently serves as the executive vice president and chief financial officer of Jazz Pharmaceuticals, plc. and was formerly the senior vice president, finance, strategy and chief financial officer at Amgen Inc. Ms. Graham is the retired president of Europe and Canada at Merck & Co., Inc. Ms. Yarno is the retired chief marketing officer of Merck.

First Quarter Financial Results

XTANDI net sales for the first quarter of 2013, as reported by Astellas, were $75.4 million, which included a favorable gross-to-net adjustment of $4.4 million taken by Astellas relating to prior quarters. Medivation’s collaboration revenue was $46.2 million for the first quarter of 2013, which consisted of two components: collaboration revenue attributable to U.S. XTANDI net sales ($37.7 million), and collaboration revenue attributable to up-front and development milestone payments ($8.5 million).

Total operating expenses for the quarter ended March 31, 2013 were $68.5 million, compared with total operating expenses of $35.7 million for the same period in 2012. These figures include non-cash stock-based compensation expense of $8.3 million in the quarter ended March 31, 2013, compared with $4.3 million for the same period in 2012.

Medivation reported a net loss of $27.2 million, or $0.36 per diluted share, for the quarter ended March 31, 2013, compared with a net income of $0.4 million, or $0.01 per diluted share, for the same period in 2012. The net income in the first quarter of 2012 resulted from the acceleration of unamortized revenue from the Company’s former collaboration with Pfizer.

At March 31, 2013, cash, cash equivalents and short-term investments totaled $271.5 million, compared with $296.2 million at December 31, 2012.

2013 Financial Outlook

Medivation continues to expect total operating expenses for 2013, net of cost-sharing payments from Astellas, to be between $285 million and $300 million, approximately $29 million of which consists of non-cash stock-based compensation expense.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or

+1-253-237-1755 internationally. Individuals may access the live audio webcast by visiting http://investors.medivation.com/events.cfm. A replay of the webcast will be available on the Company’s website for a limited time following the live event.

About XTANDI

Please visit www.XtandiHCP.com for full Prescribing Information for XTANDI® (enzalutamide) capsules, including precautions, warnings, adverse reactions, and contraindications for the treatment of patients with metastatic castration resistant prostate cancer who have previously received docetaxel.

About XTANDI® (enzalutamide) capsules

XTANDI is indicated for the treatment of patients with metastatic castration-resistant prostate cancer (mCRPC) who have previously received docetaxel.

Important Safety Information for XTANDI

Contraindications- XTANDI can cause fetal harm when administered to a pregnant woman based on its mechanism of action. XTANDI is not indicated for use in women. XTANDI is contraindicated in women who are or may become pregnant.

Warnings and Precautions- In the randomized clinical trial, seizure occurred in 0.9% of patients on XTANDI. No patients on the placebo arm experienced seizure. Patients experiencing a seizure were permanently discontinued from therapy. All seizures resolved.

Patients with a history of seizure, taking medications known to decrease the seizure threshold, or with other risk factors for seizure were excluded from the clinical trial. Because of the risk of seizure associated with XTANDI use, patients should be advised of the risk of engaging in any activity where sudden loss of consciousness could cause serious harm to themselves or others.

Adverse Reactions- The most common adverse drug reactions (> 5%) reported in patients receiving XTANDI in the randomized clinical trial were asthenia/fatigue, back pain, diarrhea, arthralgia, hot flush, peripheral edema, musculoskeletal pain, headache, upper respiratory infection, muscular weakness, dizziness, insomnia, lower respiratory infection, spinal cord compression and cauda equina syndrome, hematuria, paresthesia, anxiety, and hypertension. Grade 1-4 neutropenia occurred in 15% of XTANDI patients (1% Grade 3-4) and in 6% on placebo (no Grade 3-4). Grade 1-4 elevations in bilirubin occurred in 3% of XTANDI patients and 2% on placebo. One percent of XTANDI patients compared to 0.3% on placebo died from infections or sepsis. Falls or injuries related to falls occurred in 4.6% of XTANDI patients vs 1.3% on placebo. Falls were not associated with loss of consciousness or seizure. Fall-related injuries were more severe in XTANDI patients and included non-pathologic fractures, joint injuries, and hematomas. Grade 1 or 2 hallucinations occurred in 1.6% of XTANDI patients and 0.3% on placebo, with the majority on opioid-containing medications at the time of the event.

Drug Interactions- Effect of Other Drugs on XTANDI: Administration of strong CYP2C8 inhibitors can increase the plasma exposure to XTANDI. Co-administration of XTANDI with strong CYP2C8 inhibitors should be avoided if possible. If co-administration of XTANDI cannot be avoided, reduce the dose of XTANDI. Co-administration of XTANDI with strong or moderate CYP3A4 and CYP2C8 inducers can alter the plasma exposure of XTANDI and should be avoided if possible.

Effect of XTANDI on Other Drugs: XTANDI is a strong CYP3A4 inducer and a moderate CYP2C9 and CYP2C19 inducer in humans. Avoid CYP3A4, CYP2C9 and CYP2C19 substrates with a narrow therapeutic index, as XTANDI may decrease the plasma exposures of these drugs. If XTANDI is co-administered with warfarin (CYP2C9 substrate), conduct additional INR monitoring.

For Full Prescribing Information, please visit www.XtandiHCP.com.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at www.medivation.com.

The statements in this press release under the caption “2013 Financial Outlook” as well as statements regarding the potential approval and launch of enzalutamide in Europe and other markets and the expected benefits resulting from the addition of Medivation’s directors are forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation: risks related to the timing, progress and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of the commercialization of XTANDI or some or all of Medivation’s product development activities; Medivation’s dependence on the efforts of and funding by Astellas for the commercialization of XTANDI; the risk of unanticipated expenditures or liabilities; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its quarterly report on Form 10-Q for the quarter ended March 31, 2013, which will be filed on May 10, 2013 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$111,524	$71,301
Short-term investments	159,957	224,939
Receivable from collaboration partner	40,142	35,458
Restricted cash	343	343
Prepaid expenses and other current assets	13,069	12,175

Total current assets	325,035	344,216
Property and equipment, net	16,472	13,262
Restricted cash, net of current	8,843	8,843
Other non-current assets	5,443	5,545

Total assets	$355,793	$371,866

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,157	$2,073
Accrued expenses and other current liabilities	54,927	48,951
Deferred revenue	33,862	33,862

Total current liabilities	91,946	84,886
Convertible Notes, net of unamortized discount of $59,802 and $62,743 at March 31, 2013 and December 31, 2012, respectively	198,948	196,007
Deferred revenue, net of current	—	8,465
Other non-current liabilities	8,323	8,863

Total liabilities	299,217	298,221
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 170,000,000 shares authorized; 74,957,571 and 74,774,939 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	750	748
Additional paid-in capital	374,528	364,412
Accumulated other comprehensive income	16	33
Accumulated deficit	(318,718)	(291,548)

Total stockholders’ equity	56,576	73,645

Total liabilities and stockholders’ equity	$355,793	$371,866

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2013	2012
Collaboration revenue	$46,154	$36,825
Operating expenses:
Research and development expenses	24,908	20,030
Selling, general and administrative expenses	43,568	15,687

Total operating expenses	68,476	35,717

(Loss) income from operations	(22,322)	1,108
Other income (expense), net:
Interest expense	(4,888)	(585)
Interest income	74	27
Other income (expense), net	(1)	(98)

Total other income (expense), net	(4,815)	(656)

Net (loss) income before income tax expense	(27,137)	452
Income tax expense	(33)	(12)

Net (loss) income	$(27,170)	$440

Basic net (loss) income per common share	$(0.36)	$0.01

Diluted net (loss) income per common share	$(0.36)	$0.01

Weighted-average common shares used in the calculation of basic net (loss) income per common share	74,824	71,907

Weighted-average common shares used in the calculation of diluted net (loss) income per common share	74,824	77,299